4.4

                      ACKNOWLEDGEMENT TO PAY EVERETT COWAN

This document is to validate that BioGentech Corp. owes me funds in return for services that have been previously provided on a consulting basis.

I provided sales and marketing services to BioGentech as an employee.

As of this date, the outstanding balance due for my services rendered is $33,000.00.


By:      /s/  Everett Cowan
         -------------------------------------

Name:    Everett Cowan

Date:    04/7/04
         ------------------


Acknowledged and accepted by BioGentech Corp.

By:      /s/  Chas Radovich
         -------------------------------------
         Chas Radovich, President